EXHIBIT 1.1


                             VAN KAMPEN UNIT TRUSTS,
                            TAXABLE INCOME SERIES 140
                                 TRUST AGREEMENT


                              Dated: July 18, 2008


         This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York Mellon, as Trustee, Standard & Poor's Securities Evaluations, Inc., as Evaluator, and Van Kampen Asset Management, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Investing Primarily in Mortgage-Backed Securities of the Modified Pass-Through Type Established On and After September 12, 2002 (Including Van Kampen Focus Portfolios, Taxable Income Series 6 and Certain Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

         1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

         2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Summary of Essential Financial Information-General Information-Number of Units" in the Prospectus for the Trust.

         3. The aggregate number of Units described in Section 2.03(a) for each Trust is that number of Units set forth under "Summary of Essential Financial Information--General Information--Number of Units" in the Prospectus for the Trust.

         4. The term "First Settlement Date" shall mean the date set forth in footnote 4 under "Summary of Essential Financial Information" in the Prospectus for the Trust.

         5. The term "Monthly Distribution Date" shall mean the "Distribution Dates" set forth under "Summary of Essential Financial Information--Estimated Distributions--Monthly Distributions" in the Prospectus for the Trust.

         6. The term "Monthly Record Date" shall mean the "Record Dates" set forth under "Summary of Essential Financial Information--Estimated Distributions--Monthly Distributions" in the Prospectus for the Trust.

         7. The term "Evaluator" shall mean Standard & Poor's Securities Evaluations, Inc. and its successors in interest or any successor evaluator appointed as provided in the Standard Terms and Conditions of Trust.

         8. The term "Supervisor" shall mean Van Kampen Asset Management and its successors in interest or any successor supervisor appointed as provided in the Standard Terms and Conditions of Trust.

         9. The term "Trustee" shall mean The Bank of New York Mellon and its successors in interest or any successor trustee appointed as provided in the Standard Terms and Conditions of Trust.

         10. Section 3.01 is hereby amended by deleting the phrase "earlier of six months after the Initial Date of Deposit or the" each of the six times it appears in such Section 3.01.

         11. Section 3.05 is hereby amended by adding the following sentence at the end of the first paragraph of Section 3.05: "The Trustee may from time to time reserve amounts in the Interest Account sufficient to cover accrued interest on any Contract Securities."

         12. Section 3.05 is hereby amended by replacing the fourth paragraph of
Section 3.05 with the following:

         "On or shortly after each Monthly Distribution Date for a Trust, the Trustee shall distribute by mail to or upon the order of each Unitholder of record of such Trust as of the close of business on the preceding Monthly Record Date at the post office address appearing on the registration books of the Trustee such Unitholder's pro rata share of the balance of the Interest Account calculated as of the Monthly Record Date on the basis of one-twelfth of the estimated annual interest income to such Trust for the ensuing twelve months, after deduction of the estimated costs and expenses of such Trust to be incurred during the twelve month period for which the interest income has been estimated. In making such computation, the Trustee shall treat as received amounts receivable by the Trust on the Securities prior to the next following Monthly Distribution Date in respect of a record date for a Security occurring on or before the Monthly Record Date on which the computation is being made; should such amounts not be received by the Trust, the computation shall be adjusted to reflect amounts actually received."

         13. Section 3.05 is hereby amended by adding the following paragraph immediately after the fifth paragraph of Section 3.05:

         "In the event the amount on deposit in the Interest Account of a Trust is not sufficient for the payment of the amount of interest to be distributed to Unitholders on the bases of the aforesaid computations, the Trustee may advance its own funds and cause to be deposited in and credited to such Interest Account such amounts as may be required to permit payment of the monthly interest distribution to be made as aforesaid and shall be entitled to be reimbursed out of amounts credited to the Interest Account subsequent to the date of such advance."

         14. Section 3.05 is amended by adding the following subsection immediately after Section 3.05(e):

         "(f) Notwithstanding any of the previous provisions, if a Trust has elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended, the Trustee is directed to make any distribution or take any action necessary in order to maintain the qualification of the Trust as a regulated investment company for federal income tax purposes or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust."

         15. Section 3.07(a)(viii) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

         "(viii) if the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, that such sale is necessary or advisable (i) to maintain the qualification of the Trust as a regulated investment company or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust."

         16. The first two sentences in the second paragraph of Section 3.12 of the Standard Terms and Conditions of Trust shall be replaced in their entirety with the following:

         "In the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall at the direction of the Depositor, vote for or against, or accept or reject, any offer for new or exchanged securities or property in exchange for a Trust Security. Should any issuance, exchange or substitution be effected, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities or property. "

         17. Section 3.13(a)(1) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

         "(1) The Replacement Securities shall be Securities as originally selected for deposit in the Trust or securities which the Depositor determines to be similar in character as Securities originally selected for deposit in the Trust;"

         18. The Standard Terms and Conditions of Trust shall be amended to include the following section:

         "Section 3.17. Regulated Investment Company Election. If the Prospectus for a Trust states that such Trust intends to elect to be treated and to qualify as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, the Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on the Trust or on undistributed income in the Trust. The Trustee shall make such reviews of each Trust portfolio as shall be necessary to maintain qualification of a particular Trust as regulated investment company and to avoid imposition of tax on a Trust or undistributed income in a Trust, and the Depositor and Supervisor shall be authorized to rely conclusively upon such reviews.

         19. For purposes of Section 5.01 (a), "Business Day" shall mean any day the New York Stock Exchange is open for business.

         20. The Trustee's annual compensation as set forth under Section 7.04 shall be that amount per 1,000 Units set forth under the section entitled "Summary of Essential Financial Information - Expenses - Trustee's Fee" in the Prospectus Part I for each Trust.

         21. Section 9.01 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

         "Section 9.01. Amendments. (a) This Indenture may be amended from time to time by the Depositor and Trustee or their respective successors, without the consent of any of the Unitholders, (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, (ii) to make such other provision in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders or (iii) to make such amendments as may be necessary (a) for the Trust to continue to qualify as a regulated investment company for federal income tax purposes if the Trust has elected to be taxed as such under the United States Internal Revenue Code of 1986, as amended, or (b) to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes if the Trust has not elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended. This Indenture may not be amended, however, without the consent of all Unitholders then outstanding, so as (1) to permit, except in accordance with the terms and conditions hereof, the acquisition hereunder of any Bonds other than those specified in the Schedules to the Trust Agreement or (2) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain of such amendments. This Indenture may not be amended so as to reduce the interest in a Trust represented by Units (whether evidenced by Certificates or held in uncertificated form) without the consent of all affected Unitholders.

         (b) Except for the amendments, changes or modifications as provided in
Section 9.01(a) hereof, neither the parties hereto nor their respective successors shall consent to any other amendment, change or modification of this Indenture without the giving of notice and the obtaining of the approval or consent of Unitholders representing at least 66 2/3% of the Units then outstanding of the affected Trust. Nothing contained in this Section 9.01(b) shall permit, or be construed as permitting, a reduction of the aggregate percentage of Units the holders of which are required to consent to any amendment, change or modification of this Indenture without the consent of the Unitholders of all of the Units then outstanding of the affected Trust and in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other, (2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture, (3) adversely affect the tax status of the Trust for federal income tax purposes or result in the Units being deemed to be sold or exchanged for federal income tax purposes or (4) unless the Trust has elected to be taxed as a regulated investment company for federal income tax purposes, result in a variation of the investment of Unitholders in the Trust.

         (c) Unless the Depositor directs that other notice shall be provided, the Trustee shall include in the annual report provided pursuant to Section 3.06 notification of the substance of such amendment."

         IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

                              VAN KAMPEN FUNDS INC.

                             By /s/ JOHN F. TIERNEY
                             ----------------------
                               Executive Director


                           VAN KAMPEN ASSET MANAGEMENT

                             By /s/ JOHN F. TIERNEY
                             ----------------------
                               Executive Director


                 STANDARD & POOR'S SECURITIES EVALUATIONS, INC.

                            By /s/ FRANK A. CICCOTTO
                             ----------------------
                              Senior Vice President


                              THE BANK OF NEW YORK

                               By /s/ GOLDA DANIEL
                             ----------------------
                            Assistant Vice President



                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                VAN KAMPEN UNIT TRUSTS, TAXABLE INCOME SERIES 140


      [Incorporated herein by this reference and made a part hereof is the "Portfolio" Schedule as set forth in the Prospectus Part I for each Trust.]